Exhibit 99.1

FOR IMMEDIATE RELEASE

Portsmouth Square, Inc. Reports Third Quarter Fiscal 2026 Results; Hotel Operating Results Improve Year-Over-Year as San Francisco Recovery Progresses

Los Angeles, California — May 11, 2026

Portsmouth Square, Inc. (the “Company” or “Portsmouth”) today announced financial results for the fiscal third quarter ended March 31, 2026. Portsmouth’s principal asset is the Hilton San Francisco Financial District hotel (the “Hotel”). The Company’s results and related discussion below are derived from its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Third Quarter Fiscal 2026 Highlights (Three Months Ended March 31, 2026 vs. 2025)

●	Hotel revenues increased to $16.497 million from $12.210 million (+$4.287 million, +35%).

For additional context, Hotel revenues for the quarter ended March 31, 2026 exceeded the comparable pre-pandemic quarter ended March 31, 2019 by approximately $1.028 million (Hotel revenues of $15.469 million for the quarter ended March 31, 2019), which management views as a notable milestone relative to pre-pandemic levels.

While revenues improved notablely year-over-year, net income (loss) was partially offset by higher hotel operating expenses associated with increased activity levels, as well as ongoing fixed charges including mortgage and related-party interest expense and depreciation and amortization. In addition, the prior-year quarter included a $1.416 million gain on extinguishment of debt that did not recur in the current quarter.

●	GAAP net income was $0.571 million, compared to a GAAP net loss of $0.712 million in the prior-year quarter.
●	Net income from Hotel operations was $0.884 million, compared to a net loss of $0.253 million in the prior-year quarter.
●	Hotel operating income before interest, depreciation and amortization increased to $5.123 million from $2.525 million.
●	Hotel operating metrics improved year-over-year: ADR was $306 vs. $241; occupancy was 94% vs. 89%; and RevPAR was $287 vs. $215.
●	Investment transactions remained modest: net loss from investments was $0.046 million vs. $0.072 million in the prior-year quarter.

Selected Hotel Expense Categories (Three Months Ended March 31, 2026 vs. 2025)

The following significant Hotel expense categories are presented consistent with the Company’s segment disclosures:

●	Segment operating expenses: $10.120 million vs. $8.587 million.
●	Utilities: $0.496 million vs. $0.398 million.
●	Real estate taxes: $0.540 million vs. $0.478 million.
●	Insurance: $0.218 million vs. $0.222 million.

Key Drivers and Market Context

Management attributed the year-over-year improvement primarily to higher room revenues associated with increased room availability and improved ADR and occupancy. Management also cited continued signs of recovery in the San Francisco market, including stronger growth in the business travel segment supporting midweek rates. In the quarter ended March 31, 2026, the market hosted the Super Bowl, which supported February demand and RevPAR. Results also reflected incremental room availability following the return of a limited number of guestrooms to inventory in September 2025.

Year-to-Date Highlights (Nine Months Ended March 31, 2026 vs. 2025)

●	Hotel revenues increased to $41.576 million from $33.995 million (+$7.581 million, +22%).

While revenues improved notablely year-over-year, net income (loss) for the nine-month period was partially offset by higher hotel operating expenses associated with increased activity levels, as well as ongoing fixed charges including mortgage and related-party interest expense and depreciation and amortization.

●	GAAP net loss was $4.305 million, compared to a GAAP net loss of $6.620 million in the prior-year period.
●	Net loss from Hotel operations was $3.347 million, compared to a net loss of $5.446 million in the prior-year period.
●	Hotel operating income before interest, depreciation and amortization increased to $9.294 million from $6.463 million.
●	Hotel operating metrics improved year-over-year: ADR was $251 vs. $213; occupancy was 93% vs. 91%; and RevPAR was $236 vs. $194.
●	Investment transactions: net loss from investments was $0.108 million vs. $0.135 million in the prior-year period.

Liquidity and Capital Resources

As of March 31, 2026, cash, cash equivalents and restricted cash totaled $11.804 million, compared to $11.722 million as of June 30, 2025. Cash and cash equivalents were $5.849 million and restricted cash was $5.955 million at March 31, 2026. Marketable securities, net of margin balances, were $0.139 million at March 31, 2026.

During the nine months ended March 31, 2026, net cash provided by operating activities was approximately $1.869 million and capital expenditures were approximately $1.787 million, primarily related to guest-room renovations and returning 14 rooms previously used as administrative offices and other uses to available inventory.

As previously disclosed, management concluded that the going concern uncertainty was alleviated as of June 30, 2025 following the March 28, 2025 refinancing, and management re-evaluated liquidity as of March 31, 2026 and concluded that no conditions or events exist that raise substantial doubt for at least the next twelve months following issuance.

Management Commentary

David C. Gonzalez, President of Portsmouth, said:

“Our third quarter results reflect continued operating improvement year-over-year, supported by higher room revenues, stronger ADR and occupancy, and improved room availability. For additional context, this quarter’s Hotel revenues exceeded the comparable pre-pandemic quarter ended March 31, 2019 by approximately $1.028 million, which management views as a notable milestone relative to pre-pandemic levels. We are also seeing encouraging traction in midweek business travel, and we remain focused on disciplined cost management and selective capital investments that support guest experience and Hilton brand standards.”

John V. Winfield, Chairman of the Board and Chief Executive Officer of Portsmouth, added:

“We remain cautiously optimistic that the recovery of the City of San Francisco is progressing. While challenges persist and the pace of recovery can be uneven, we believe improving conditions and event activity are supportive of more durable demand over time.”

About Portsmouth Square, Inc.

Portsmouth Square, Inc. is a California corporation that, through its subsidiaries, owns and operates the Hilton San Francisco Financial District hotel.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements are not statements of historical fact and are based on current expectations and assumptions. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including factors described in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and its Annual Report on Form 10-K for the year ended June 30, 2025. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

Portsmouth Square, Inc.

1516 S. Bundy Drive, Suite 200

Los Angeles, CA 90025

(310) 889-2500